Exhibit 10.1
SEPARATION AGREEMENT
This Separation Agreement (this “Agreement”) is made and entered into as of the 6th day of January, 2009, by and between Orbitz Worldwide, Inc. (together with its subsidiaries, the “Company”) and Steven D. Barnhart (the “Executive”).
     WHEREAS, the Company and Executive entered into an employment agreement dated as of December 26, 2008 (the “Employment Agreement”; terms used but not defined herein shall have the meanings set forth in the Employment Agreement), setting forth the terms and conditions of Executive’s employment with the Company; and
     WHEREAS, the Company and Executive intend that this Agreement shall represent the complete agreement of the parties relating to Executive’s rights under the Employment Agreement or otherwise relating to the termination of his employment with the Company.
     NOW, THEREFORE, the Company and Executive, for the full and sufficient consideration set forth below, agree as follows:
     1. Executive has resigned from his position as President and Chief Executive Officer and as a director of the Company on January 6, 2009 (the “Separation of Service Date”), but for purposes of severance and the vesting of any equity-based awards held by Executive with respect to the Company, Executive’s employment with the Company shall be deemed to terminate without Cause as of April 6, 2009 (the “Last Date of Employment”). Executive shall receive his Base Salary earned from January 6, 2009 through his Last Date of Employment, less applicable taxes, withholding and any other lawful deductions. Other than as set forth below, Executive shall not be eligible for any other payments from the Company. In connection with Executive’s resignation, the parties hereto hereby waive any notice requirements set forth in the Employment Agreement.
     2. Subject to Executive’s execution of the General Release attached as Exhibit A hereto (the “General Release”) and Executive’s continued compliance with Sections 8 and 9 of the Employment Agreement and in consideration for execution by Executive of the General Release and his full compliance with the promises made in this Agreement and the General Release, the Company agrees:
a.	to pay Executive eight thousand two hundred nineteen dollars and eighteen cents ($8,219.18), subject to applicable taxes, withholding and deductions, which represents the pro rata portion of Executive’s target bonus for 2009 and is paid pursuant to the Section 7(c)(iii)(B) of the Employment Agreement;

b.	to pay Executive two million dollars ($2,000,000.00), subject to applicable taxes, withholding and deductions, which represents Executive’s base salary and target bonus for twenty-four (24) months and is paid pursuant to Section 7(c)(iii)(C) of the Employment Agreement;

c.	to pay Executive additional cash consideration in a lump sum amount of thirty-seven thousand eight hundred eighty-nine dollars and sixty-eight cents ($37,889.68), subject to applicable taxes, withholding and deductions;

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d.	to provide Executive with vesting of any equity-based awards held by Executive with respect to the Company as, and to the extent, described in the definitive documentation related to such awards as summarized on Schedule I attached hereto (in the event of an inconsistency between the information set forth on Schedule I and the terms and conditions of such awards contained in the definitive documentation related to such awards, the terms and conditions contained in the definitive documentation shall govern); and

e.	to provide Executive, as additional consideration, outplacement benefits pursuant to Company policy.
The severance payment provided in clause (a) of this Section 2 shall be payable when the Company pays bonuses under the Bonus Plan for the first half of fiscal year 2009, or if no bonuses are paid, then no later than March 15, 2010. The severance payment provided in clause (b) of this Section 2 shall be payable in equal amounts over a period of twenty-four (24) months from the Separation of Service Date in accordance with the Company’s normal payroll practices, but shall be delayed for six (6) months and one (1) day, or if earlier, Executive’s death, as required by Section 409A of the Internal Revenue Code (“Section 409A”) and the regulations promulgated thereunder, with the delayed payments payable in a lump sum at the end of such delay period. The severance payment provided in clause (c) of this Section 2 will be made as soon as reasonably practicable once the General Release has taken effect, but in no case more than sixty (60) days after Executive’s Last Date of Employment. This Agreement is intended to comply with the requirements of Section 409A.  To the extent that any provision in this agreement is ambiguous as to its compliance with Section 409A, the provision shall be read in such a manner so that all payments under this agreement shall not incur an “additional tax” within the meaning of Section 409A(a)(1)(B) of the Code.
Notwithstanding the foregoing, the 72,881 restricted stock units of the Company held by Executive that are scheduled to vest after the Separation of Service Date shall be settled in shares of the common stock of the Company on July 7, 2009, or if earlier, Executive’s death, as required by Section 409A and the regulations promulgated thereunder.
     3. Executive is obligated to pay any local, state or federal taxes that may become due and owing on the payments and benefits provided under this Agreement and in this regard agrees to hold the Company, their current and former parents, and their shareholders, affiliates, subsidiaries, divisions, predecessors, successors and assigns and the employees, officers, directors, advisors and agents thereof (collectively, the “Released Parties” or a “Released Party”) harmless for any taxes, interest or penalties deemed by the government as due thereon from the Company or from her.
     4. Executive understands and agrees that he would not receive certain sums and/or benefits specified in Section 2 above, except for his execution of this Agreement and the General Release, and the fulfillment of the promises contained herein and therein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company or under the Employment Agreement or applicable law.
     5. This Agreement is made in the State of Illinois and shall be interpreted under the laws of the State of Illinois. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this Agreement be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if as a result of any action initiated by Executive, any portion of the General Release were ruled to be unenforceable for any reason, Executive shall return the payments and benefits paid under this Agreement or the General Release to the Company.

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     6. Executive agrees that neither this Agreement or the General Release nor the furnishing of the consideration for this Agreement or the General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
     7. This Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
     8. This Agreement (and when executed, the General Release) sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties, with the exception of the award agreements related to the equity-based awards held by Executive with respect to the Company and any non-compete, non-solicit or confidentiality agreement between Executive and the Company or one of their affiliates, including but not limited to Sections 8 and 9 of the Employment Agreement, which agreement(s) shall survive the termination of Executive’s employment in accordance with its own terms.

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     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

EXECUTIVE

/s/ Steven D. Barnhart

ORBITZ WORLDWIDE, INC.

By: /s/ James P. Shaughnessy
Name: James P. Shaughnessy
Title: SVP, Chief Administrative Officer and General Counsel

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EXHIBIT A
FORM OF GENERAL RELEASE
This General Release (“General Release”) is incorporated into, and forms a part of, the Separation Agreement dated January 6, 2009 (the “Agreement”) by and between Orbitz Worldwide, Inc. and Steven D. Barnhart. Terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
     WHEREAS, Orbitz Worldwide, Inc. (collectively with its subsidiaries, the “Company”) and Steven D. Barnhart (collectively with his heirs, executors, administrators, successors and assigns, the “Executive”) entered into the Agreement setting forth the terms and conditions of Executive’s termination of employment with the Company; and
     WHEREAS, in exchange for entering into this General Release, Executive has received separate consideration beyond that which he was entitled under the Employment Agreement, the Company’s policies or under applicable law.
     NOW, THEREFORE, in consideration of the mutual promises and agreements set forth in the Agreement and this General Release, the Company and Executive hereby agree as follows:
     1. Executive hereby agrees and acknowledges that:
          (a) the terms of the Agreement and this General Release are the products of mutual negotiation and compromise between Executive and the Company; and
          (b) the meaning, effect and terms of the Agreement and this General Release have been fully explained to Executive;
          (c) Executive has been advised, in writing, by the Company that he should consult with an attorney prior to executing this General Release;
          (d) Executive is being afforded at least twenty-one (21) days from his Last Day of Employment to consider the meaning and effect of this General Release; Executive may execute this General Release after the Last Day of Employment but may not execute it more than twenty-one (21) days after the Last Day of Employment; if Executive executes this General Release before the Last Day of Employment, it shall be null and void and of no effect;
          (e) Executive understands that he may revoke this General Release for a period of seven (7) calendar days following the day he executes it, and this General Release shall not become effective or enforceable until the revocation period has expired, and no revocation has occurred (“the Effective Date”). Any revocation within this period must be submitted, in writing, to the Company’s Human Resources Department and state, “I hereby revoke my acceptance of your General Release.” Any such revocation must be personally delivered to the Company’s Human Resources Department, or mailed to the Company’s Human Resources Department, postage prepaid and postmarked within seven (7) calendar days of execution of this General Release;
          (f) Executive has carefully considered other alternatives to executing the Agreement and this General Release; and

General Release
[DATE]

          (g) Executive understands and agrees that he would not to receive certain monies and/or benefits specified in Section 2 of the Agreement, except for his execution of the Agreement and this General Release, and the fulfillment of the promises contained therein and herein, and that such consideration is greater than any amount to which he would otherwise be entitled as an employee of the Company or under the Employment Agreement or applicable law.
     2. Except as otherwise expressly provided in the Agreement or this General Release or the right to enforce the terms of the Agreement or this General Release, Executive, of his own free will, knowingly and voluntarily releases and forever discharges the Released Parties, of and from any and all actions or causes of action, suits, claims, charges, complaints, promises demands and contracts (whether oral or written, express or implied from any source), or any nature whatsoever, known or unknown, suspected or unsuspected, which against the Released Parties executive or Executive’s heirs, executors, administrators, successors or assigns ever had, now have or hereafter can shall or may have by reason of any matter, cause or thing whatsoever arising any time prior to the time Executive executes this General Release, including, but not limited to:
a.	any and all matters arising out of Executive’s employment by the Company or any of the Released Parties and the termination of that employment, and that includes but is not limited to any claims for salary, allegedly unpaid wages, bonuses, commissions, retention pay, severance pay, vacation pay, or any alleged violation of the National Labor Relations Act, any claims for discrimination of any kind under the Age Discrimination in Employment Act of 1967 as amended by the Older Workers Benefit Protection Act, Title VII of the Civil Rights Act of 1964, Sections 1981 through 1988 of Title 42 of the United States Code, any claims under the Employee Retirement Income Security Act of 1974 (except for vested benefits which are not affected by this General Release), the Americans With Disabilities Act of 1990, the Fair Labor Standards Act (to the extent such claims can be released), the Occupational Safety and Health Act, the Consolidated Omnibus Budget Reconciliation Act of 1985, the Federal Family and Medical Leave Act (to the extent such claims can be released);

b.	Illinois Human Rights Act; Minimum Wage Law; Equal Wage Act; Equal Pay Act of 2003; Wages for Women and Minors Act; Religious Freedom Restoration Act Statutory Provision Regarding Retaliation/Discrimination for Filing a Worker’s Compensation Claim; Equal Pay Laws; School Visitation Rights Act; AIDS Confidentiality Act; Right to Privacy Law; Genetic Information Privacy Act; the Cook County Human Rights Ordinance; the Chicago Human Rights Ordinance, as amended; and

c.	any other federal, state or local civil or human rights law, or any other alleged violation of any local, state or federal law, regulation or ordinance, and/or public policy, implied or expressed contract, fraud, negligence, estoppel, defamation, infliction of emotional distress or other tort or common-law claim having any bearing whatsoever on the terms and conditions and/or termination of his employment with the Company including, but not limited to, any statutes or claims providing for the award of costs, fees, or other expenses, including reasonable attorneys’ fees, incurred in these matters.

General Release
[DATE]

Nothing in the general release of claims in this paragraph 5 shall affect any vested equity granted to Executive under the Orbitz Worldwide, Inc. 2007 Equity and Incentive Plan (the “Orbitz Plan”) and any vested equity granted to Executive under the TDS Investor (Cayman) L.P. 2006 Interest Plan (the “Travelport Plan”), as amended and/or restated from time to time, and the award agreements issued under the Orbitz Plan and the Travelport Plan, as applicable.
     3. Executive also acknowledges that he does not have any current charge, claim or lawsuit against one or more of the Released Parties pending before any local, state or federal agency or court regarding his employment and his separation from employment. Executive understands that nothing in this release prevents him from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the United States Equal Employment Opportunity Commission (“EEOC”) or any other federal, state or local agency charged with the enforcement of any employment or labor laws, although by signing this General Release, Executive is giving up any right to monetary recovery that is based on any of the claims he has released. Executive also understands that if he files such a charge or complaint, he has, as part of this General Release, waived the right to receive any remuneration beyond what he has received in the Agreement.
     4. Executive shall not seek or be entitled to any personal recovery, in any action or proceeding that may be commenced on Executive’s behalf in any way arising out of or relating to the matters released under this General Release.
     5. Executive represents that he has not and agrees that he will not in any way disparage the Company or any Released Party, their current and former officers, directors and employees, or make or solicit any comments, statements, or the like to the media or to others that may be considered to be derogatory or detrimental to the good name or business reputation of any of the aforementioned parties or entities.
     6. Executive acknowledges that in connection with his employment, he has had access to information of a nature not generally disclosed to the public. Executive agrees to keep confidential and not disclose to anyone, unless legally compelled to do so, Confidential and Proprietary Information. “Confidential and Proprietary Information” includes but is not limited to all Company or any Released Party’s business and strategic plans, financial details, computer programs, manuals, contracts, current and prospective client and supplier lists, and all other documentation, business knowledge, data, material, property and supplier lists, and developments owned, possessed or controlled by the Company or any Released Party, regardless of whether possessed or developed by Executive in the course of his employment. Such Confidential and Proprietary Information may or may not be formally designated as confidential or proprietary and may be oral, written or electronic media. Regardless of any formal designation, Executive understands and agrees that the Confidential and Proprietary Information is subject to protection under this General Release. Executive understands that such information is owned and shall continue to be owned solely by the Released Parties. Executive agrees that he will not use or disclose, directly or indirectly, in whole or in part, any Confidential and Proprietary Information. Executive acknowledges that he has complied and will continue to comply with this commitment, both as an employee and after the termination of his employment. Executive also acknowledges his continuing obligations under the Orbitz Worldwide, Inc. Code of Business Conduct and Ethics. Nothing in this provision is intended to or may be construed to limit in any way the full protection of trade secrets or confidential information under applicable law.

General Release
[DATE]

     7. Executive understands that if the Agreement and this General Release were not signed, he would have the right to voluntarily assist other individuals or entities in bringing claims against Released Parties. Executive hereby waives that right and agrees that he will not provide any such assistance other than assistance in an investigation or proceeding conducted by the EEOC or other federal, state or local agency, or pursuant to a valid subpoena or court order. Executive agrees that if such a request for assistance if by any agency of the federal, state or local government, or pursuant to a valid subpoena or court order, he shall advise the Company in writing of such a request no later than three (3) days after receipt of such request.
     8. Executive acknowledges and confirms that he has returned all company property to the Company, including his identification card, and computer hardware and software, all paper or computer based files, business documents, and/or other records as well as all copies thereof, credit cards, keys and any other Company supplies or equipment in his possession. In addition, any business related expenses for which he seeks reimbursement have been documented and submitted to the Company. Finally, any amounts owed to the Company have been paid.
     9. This General Release is made in the State of Illinois and shall be interpreted under the laws of the State of Illinois. Its language shall be construed as a whole, according to its fair meaning, and not strictly for or against either party. Should any provision of this General Release be declared illegal or unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, including the release language, such provision shall immediately become null and void, leaving the remainder of this General Release in full force and effect. However, if as a result of any action initiated by Executive, any portion of the release language were ruled to be unenforceable for any reason, Executive shall return the payments and benefits paid under the Agreement and this General Release to the Company.
     10. Executive agrees that neither the Agreement or this General Release nor the furnishing of the consideration for the Agreement and this General Release shall be deemed or construed at any time for any purpose as an admission by the Company of any liability or unlawful conduct of any kind, all of which the Company denies.
     11. This General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this General Release.
     12. The Agreement and this General Release set forth the entire agreement between the parties hereto, and fully supersede any prior agreements or understandings between the parties, with the exception of the award agreements related to the equity-based awards held by Executive with respect to the Company and any non-compete, non-solicit or confidentiality agreement between Executive and the Company or one of their affiliates, including but not limited to Sections 8 and 9 of the Employment Agreement, which agreement(s) shall survive the termination of Executive’s employment in accordance with its own terms.
     13. Executive agrees to cooperate with and make himself readily available to the Company and its General Counsel, as the Company may reasonably request, to assist it in any matter regarding the Company or their affiliates, subsidiaries, and predecessors, including giving truthful testimony in any litigation or potential litigation involving the Company and their affiliates, subsidiaries, and their predecessors, over which Executive has knowledge or

General Release
[DATE]

information. The Company will reimburse Executive for any and all reasonable expenses reasonably incurred in connection with Executive’s compliance with this paragraph.
     14. In consideration for the payments and benefits provided to Executive under the Agreement and this General Release, Executive warrants and affirms to the Company that he has at all times conducted herself as a fiduciary of, and with sole regard to that which is in best interests of, the Company and its affiliates and their predecessors. He affirms that in conducting business for the Company and its affiliates and their predecessors, he has done so free from the influence of any conflicting personal or professional interests, without favor for or regard of personal considerations, and that he has not in any way violated the Orbitz Worldwide Code of Business Conduct and Ethics or any other of the Company’s core policies. Toward that end, Executive understands that this affirmation is a material provision of the Agreement and this General Release, and, should the Company determine that Executive has engaged in business practices inconsistent with the affirmation set forth herein then Executive agrees that he shall have committed a material breach of the Agreement (including this General Release), and any payments and benefits provided to Executive under the Agreement and this General Release shall not have been earned. In that case, Executive shall be liable to return fifty percent (50%) of the payments and benefits made to him or on his behalf under the Agreement or this General Release as liquidated damages.
THE PARTIES HAVE READ AND FULLY CONSIDERED THIS GENERAL RELEASE AND ARE MUTUALLY DESIROUS OF ENTERING INTO THIS GENERAL RELEASE. EXECUTIVE UNDERSTANDS THAT THIS GENERAL RELEASE SETTLES, BARS AND WAIVES ANY AND ALL CLAIMS HE HAD OR MIGHT HAVE AGAINST THE COMPANY AND ACKNOWLEDGES THAT HE IS NOT RELYING ON ANY OTHER REPRESENTATIONS, WRITTEN OR ORAL, NOT SET FORTH IN THIS DOCUMENT. HAVING ELECTED TO EXECUTE THE AGREEMENT AND THIS GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS AND BENEFITS SET FORTH IN THE AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS GENERAL RELEASE. IF THIS GENERAL RELEASE IS RETURNED EARLIER THAN 21 DAYS FROM THE LAST DATE OF EMPLOYMENT, THEN EXECUTIVE ADDITIONALLY ACKNOWLEDGES AND WARRANTS THAT HE HAS VOLUNTARILY AND KNOWINGLY WAIVED THE 21 DAY REVIEW PERIOD, AND THIS DECISION TO ACCEPT A SHORTENED PERIOD OF TIME WAS NOT INDUCED BY THE COMPANY THROUGH FRAUD, MISREPRESENTATION, A THREAT TO WITHDRAW OR ALTER THE OFFER PRIOR TO THE EXPIRATION OF THE 21 DAYS, OR BY PROVIDING DIFFERENT TERMS TO EMPLOYEES WHO SIGN RELEASES PRIOR TO THE EXPIRATION OF SUCH TIME PERIOD.

General Release
[DATE]

     IN WITNESS WHEREOF, each of the parties now voluntarily and knowingly execute this General Release.

EXECUTIVE

Signed and sworn before me this day of , 2009.

Notary Public

ORBITZ WORLDWIDE, INC.

By:
Name:
Title:

Signed and sworn to before me this day of , 2009.

Notary Public